Exhibit 99.1

Google Announces Third Quarter 2011 Financial Results

MOUNTAIN VIEW, Calif. – October 13, 2011 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended September 30, 2011.

“We had a great quarter,” said Larry Page, CEO of Google. “Revenue was up 33% year on year and our quarterly revenue was just short of $10 billion. Google+ is now open to everyone and we just passed the 40 million user mark. People are flocking into Google+ at an incredible rate and we are just getting started!”

Q3 Financial Summary

Google reported revenues of $9.72 billion for the quarter ended September 30, 2011, an increase of 33% compared to the third quarter of 2010. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the third quarter of 2011, TAC totaled $2.21 billion, or 24% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

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GAAP operating income in the third quarter of 2011 was $3.06 billion, or 31% of revenues. This compares to GAAP operating income of $2.55 billion, or 35% of revenues, in the third quarter of 2010. Non-GAAP operating income in the third quarter of 2011 was $3.63 billion, or 37% of revenues. This compares to non-GAAP operating income of $2.93 billion, or 40% of revenues, in the third quarter of 2010.

•

GAAP net income in the third quarter of 2011 was $2.73 billion, compared to $2.17 billion in the third quarter of 2010. Non-GAAP net income in the third quarter of 2011 was $3.18 billion, compared to $2.46 billion in the third quarter of 2010.

•

GAAP EPS in the third quarter of 2011 was $8.33 on 327 million diluted shares outstanding, compared to $6.72 in the third quarter of 2010 on 322 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2011 was $9.72, compared to $7.64 in the third quarter of 2010.

•

Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and the related tax benefits. In the third quarter of 2011, the charge related to SBC was $571 million, compared to $380 million in the third quarter of 2010. The tax benefit related to SBC was $116 million in the third quarter of 2011 and $85 million in the third quarter of 2010. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q3 Financial Highlights

Revenues – Google reported revenues of $9.72 billion in the third quarter of 2011, representing a 33% increase over third quarter 2010 revenues of $7.29 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $6.74 billion, or 69% of total revenues, in the third quarter of 2011. This represents a 39% increase over third quarter 2010 revenues of $4.83 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $2.60 billion, or 27% of total revenues, in the third quarter of 2011. This represents a 18% increase from third quarter 2010 network revenues of $2.20 billion.

International Revenues – Revenues from outside of the United States totaled $5.3 billion, representing 55% of total revenues in the third quarter of 2011, compared to 54% in the second quarter of 2011 and 52% in the third quarter of 2010. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2011 through the third quarter of 2011, our revenues in the third quarter of 2011 would have been $53 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2010 through the third quarter of 2011, our revenues in the third quarter of 2011 would have been $483 million lower.

•	Revenues from the United Kingdom totaled $1.05 billion, representing 11% of revenues in the third quarter of 2011, compared to 12% in the third quarter of 2010.

•	In the third quarter of 2011, we recognized a benefit of $1 million to revenues through our foreign exchange risk management program, compared to $89 million in the third quarter of 2010.

A reconciliation of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues is included at the end of this release.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 28% over the third quarter of 2010 and increased approximately 13% over the second quarter of 2011.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 5% over the third quarter of 2010 and decreased approximately 5% over the second quarter of 2011.

TAC – Traffic acquisition costs, the portion of revenues shared with Google’s partners, increased to $2.21 billion in the third quarter of 2011, compared to TAC of $1.81 billion in the third quarter of 2010. TAC as a percentage of advertising revenues was 24% in the third quarter of 2011, compared to 26% in the third quarter of 2010.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.83 billion in the third quarter of 2011. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $383 million in the third quarter of 2011.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, increased to $1.17 billion, or 12% of revenues, in the third quarter of 2011, compared to $747 million, or 10% of revenues, in the third quarter of 2010.

Operating Expenses – Operating expenses, other than cost of revenues, were $3.28 billion in the third quarter of 2011, or 34% of revenues, compared to $2.19 billion in the third quarter of 2010, or 30% of revenues.

Stock-Based Compensation (SBC) – In the third quarter of 2011, the total charge related to SBC was $571 million, compared to $380 million in the third quarter of 2010.

We currently estimate SBC charges for grants to employees prior to October 1, 2011 to be approximately $2.0 billion for 2011. This estimate does not include expenses to be recognized related to employee stock awards that are granted after September 30, 2011 or non-employee stock awards that have been or may be granted.

Operating Income – GAAP operating income in the third quarter of 2011 was $3.06 billion, or 31% of revenues. This compares to GAAP operating income of $2.55 billion, or 35% of revenues, in the third quarter of 2010. Non-GAAP operating income in the third quarter of 2011 was $3.63 billion, or 37% of revenues. This compares to non-GAAP operating income of $2.93 billion, or 40% of revenues, in the third quarter of 2010.

Interest and Other Income, Net – Interest and other income, net increased to $302 million in the third quarter of 2011, compared to $167 million in the third quarter of 2010.

Income Taxes – Our effective tax rate was 19% for the third quarter of 2011.

Net Income – GAAP net income in the third quarter of 2011 was $2.73 billion, compared to $2.17 billion in the third quarter of 2010. Non-GAAP net income was $3.18 billion in the third quarter of 2011, compared to $2.46 billion in the third quarter of 2010. GAAP EPS in the third quarter of 2011 was $8.33 on 327 million diluted shares outstanding, compared to $6.72 in the third quarter of 2010 on 322 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2011 was $9.72, compared to $7.64 in the third quarter of 2010.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the third quarter of 2011 totaled $3.95 billion, compared to $2.89 billion in the third quarter of 2010. In the third quarter of 2011, capital expenditures were $680 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the third quarter of 2011, free cash flow was $3.27 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of September 30, 2011, cash, cash equivalents, and short-term marketable securities were $42.6 billion.

Headcount – On a worldwide basis, Google employed 31,353 full-time employees as of September 30, 2011, up from 28,768 full-time employees as of June 30, 2011.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s third quarter 2011 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. All information provided in this release and in the attachments is as of October 13, 2011, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” “Reconciliation from net cash provided by operating activities to free cash flow,” and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC and, as applicable, one-time events. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC and, as applicable, one-time events so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, SBC is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC and, as applicable, one-time events less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Contact:

Willa Lo

Investor Relations

+1-650-214-3381

wlo@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2010*	As of September 30, 2011

		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,630	$10,630
Marketable securities	21,345	31,930
Accounts receivable, net of allowance	4,252	4,583
Receivable under reverse repurchase agreements	750	1,145
Deferred income taxes, net	259	215
Income taxes receivable, net	—	133
Prepaid revenue share, expenses and other assets	1,326	1,406

Total current assets	41,562	50,042
Prepaid revenue share, expenses and other assets, non-current	442	488
Deferred income taxes, net, non-current	265	—
Non-marketable equity securities	523	891
Property and equipment, net	7,759	9,204
Intangible assets, net	1,044	1,474
Goodwill	6,256	6,989

Total assets	$57,851	$69,088

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$483	$563
Short-term debt	3,465	1,218
Accrued compensation and benefits	1,410	1,446
Accrued expenses and other current liabilities	961	1,155
Accrued revenue share	885	962
Securities lending payable	2,361	3,055
Deferred revenue	394	489
Income taxes payable, net	37	—

Total current liabilities	9,996	8,888

Long-term debt	—	2,986
Deferred revenue, non-current	35	31
Income taxes payable, non-current	1,200	1,594
Deferred income taxes, net, non-current	—	263
Other long-term liabilities	379	496

Stockholders’ equity:
Common stock and additional paid-in capital	18,235	19,697
Accumulated other comprehensive income	138	232
Retained earnings	27,868	34,901

Total stockholders’ equity	46,241	54,830

Total liabilities and stockholders’ equity	$57,851	$69,088

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
	(unaudited)

Revenues	$7,286	$9,720	$20,881	$27,322

Costs and expenses:

Cost of revenues (including stock-based compensation expense of $8, $72, $22, $172)	2,552	3,378	7,471	9,485
Research and development (including stock-based compensation expense of $244, $311, $637, $795)	994	1,404	2,711	3,861

Sales and marketing (including stock-based compensation expense of $75, $104, $185, $256)	661	1,204	1,897	3,322
General and administrative (including stock-based compensation expense of $53, $84, $136, $214)	532	676	1,403	1,919
Charge related to the resolution of Department of Justice investigation	—	—	—	500

Total costs and expenses	4,739	6,662	13,482	19,087

Income from operations	2,547	3,058	7,399	8,235
Interest and other income, net	167	302	255	602

Income before income taxes	2,714	3,360	7,654	8,837
Provision for income taxes	547	631	1,692	1,804

Net income	$2,167	$2,729	$5,962	$7,033

Net income per share - basic	$6.80	$8.44	$18.73	$21.82

Net income per share - diluted	$6.72	$8.33	$18.49	$21.53

Shares used in per share calculation - basic	318,617	323,155	318,287	322,304

Shares used in per share calculation - diluted	322,377	327,439	322,490	326,619

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
	(unaudited)
Operating activities
Net income	$2,167	$2,729	$5,962	$7,033
Adjustments:
Depreciation and amortization of property and equipment	257	363	787	1,011
Amortization of intangible and other assets	85	129	228	337
Stock-based compensation expense	380	571	980	1,437
Excess tax benefits from stock-based award activities	(12)	(28)	(43)	(61)
Deferred income taxes	27	62	23	526
Other	(9)	(52)	(7)	3
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(259)	(223)	(456)	(247)
Income taxes, net	(131)	366	(295)	268
Prepaid revenue share, expenses and other assets	(164)	2	(355)	(146)
Accounts payable	115	(5)	314	72
Accrued expenses and other liabilities	391	(42)	316	255
Accrued revenue share	35	64	69	70
Deferred revenue	4	14	32	83

Net cash provided by operating activities	2,886	3,950	7,555	10,641

Investing activities
Purchases of property and equipment	(757)	(680)	(1,473)	(2,487)
Purchases of marketable securities	(12,168)	(22,738)	(37,589)	(43,693)
Maturities and sales of marketable securities	9,739	19,480	30,369	33,107
Investments in non-marketable equity securities	(35)	(15)	(265)	(358)
Cash collateral received (returned) related to securities lending	(9)	1,119	2,861	695
Investments in reverse repurchase agreements	(875)	(125)	(875)	(395)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(441)	(488)	(859)	(1,351)

Net cash used in investing activities	(4,546)	(3,447)	(7,831)	(14,482)

Financing activities
Net payments related to stock-based award activities	(66)	(108)	(65)	(20)
Excess tax benefits from stock-based award activities	12	28	43	61
Repurchase of common stock in connection with acquisitions	—	—	(801)	—
Proceeds from issuance of debt, net of costs	2,121	750	2,121	8,780
Repayments of debt	—	(750)	—	(8,054)

Net cash provided by (used in) financing activities	2,067	(80)	1,298	767

Effect of exchange rate changes on cash and cash equivalents	137	(113)	37	74

Net increase (decrease) in cash and cash equivalents	544	310	1,059	(3,000)
Cash and cash equivalents at beginning of period	10,713	10,320	10,198	13,630

Cash and cash equivalents at end of period	$11,257	$10,630	$11,257	$10,630

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended September 30, 2010							Three Months Ended September 30, 2011
	GAAP Actual	Operating Margin (a)	Adjustments			Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments			Non-GAAP Results	Non-GAAP Operating Margin (b)
			$380	(c	)					$571	(d	)

Income from operations	$2,547	35.0%	$380			$2,927	40.2%	$3,058	31.5%	$571			$3,629	37.3%

			$380	(c	)					$571	(d	)
			(85)	(e	)					(116)	(e	)

Net income	$2,167		$295			$2,462		$2,729		$455			$3,184

Net income per share - diluted	$6.72					$7.64		$8.33					$9.72

Shares used in per share calculation - diluted	322,377					322,377		327,439					327,439

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $380 million of stock-based compensation expense recorded in the third quarter of 2010.
(d)	To eliminate $571 million of stock-based compensation expense recorded in the third quarter of 2011.
(e)	To eliminate income tax effects related to expenses noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended September 30, 2011
Net cash provided by operating activities	$3,950

Less purchases of property and equipment	(680)

Free cash flow	$3,270

Net cash used in investing activities*	$(3,447)

Net cash used in financing activities	$(80)

*	Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2011
	(using Q3’10’s FX rates)	(using Q2’11’s FX rates)
United Kingdom revenues (GAAP)	$1,047	$1,047
Exclude foreign exchange impact on Q3’11 revenues using Q3’10 rates	(56)	—
Exclude foreign exchange impact on Q3’11 revenues using Q2’11 rates	—	1
Exclude hedging gains recognized in Q3’11	—	—

United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$991	$1,048

Rest of the world revenues (GAAP)	$4,253	$4,253
Exclude foreign exchange impact on Q3’11 revenues using Q3’10 rates	(427)	—
Exclude foreign exchange impact on Q3’11 revenues using Q2’11 rates	—	(54)
Exclude hedging gains recognized in Q3’11	(1)	(1)

Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$3,825	$4,198

The following table presents our revenues by revenue source (in millions, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Advertising revenues:
Google websites	$4,833	$6,740	$13,772	$18,851
Google Network Members’ websites	2,199	2,595	6,297	7,506

Total advertising revenues	7,032	9,335	20,069	26,357
Other revenues	254	385	812	965

Revenues	$7,286	$9,720	$20,881	$27,322

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Advertising revenues:
Google websites	67%	69%	66%	69%
Google Network Members’ websites	30%	27%	30%	27%

Total advertising revenues	97%	96%	96%	96%
Other revenues	3%	4%	4%	4%

Revenues	100%	100%	100%	100%